Investor Questions and Answers: September 25, 2026 We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a periodic basis. The following answers respond to selected questions received through September 4, 2026. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response. If you would like to submit a question, please send an e-mail to investors@morningstar.com or write us at the following address:    Morningstar, Inc. Investor Relations    22 W. Washington St. Chicago, IL 60602  M&A 1. With Semafor reporting that Bloomberg is considering a “potential IPO or other transaction” and Bloomberg’s report that S&P is considering a spinout of Capital IQ Pro, is Morningstar willing to comment on willingness to explore transformative M&A since the company would be a reverse merger / RMT candidate? We continuously evaluate the competitive landscape and opportunities to strengthen our portfolio, add capabilities, close gaps, or create strategic and financial synergies. When we identify attractive areas for investment, we consider the full range of alternatives, including building, partnering, or acquiring. While we don’t comment on potential transactions, we aim to identify and act on opportunities that meet our strategic and financial criteria. More broadly, our approach to capital allocation hasn’t changed. We are focused on preserving a strong balance sheet, investing in organic growth, pursuing acquisitions when they can create long-term shareholder value, growing our dividend over time, and repurchasing shares opportunistically. Board of Directors 2. Four of the eight independent directors have served 10 or more years; is there Board refreshment underway? We seek to maintain a Board with the skills, experience, and background to effectively support the business and our efforts to advance our strategies and deliver long-term value to our shareholders. To support this goal, the Nominating and Corporate Governance Committee (NCGC) of the Board regularly reviews the composition and skills of the Board, taking into account each director’s background and assessing refreshment opportunities. The NCGC also focuses on maintaining both shorter and longer tenured members on our Board, which can further contribute to a robust dialogue representing a range of perspectives.

We have added five new directors to the Board of Directors since 2017. Anne Bramman was the most recent addition to the Board, joining in early 2026. Anne brings more than 30 years of leadership experience across finance, operations, strategy, and transformation, having served as chief financial officer at companies including Circana, Nordstrom, Avery Dennison, and Carnival Cruise Line and in her current role at Best Buy. Our mandatory retirement age for directors is 73, which becomes applicable after a director completes 10 years of service on the Board. We have a robust process to evaluate and address vacancies due to upcoming retirements, including vacancies expected over the next several years under our policy. Gail Landis reached retirement age under the policy and, after 13 years of Board service, did not stand for re-election at the 2026 annual shareholders’ meeting.